Exhibit 10.18

CONSULTING AGREEMENT

THIS CONSULTING AGREEMENT (the “Agreement”) is made and entered into as of April 1, 2006, between LORNE PERSONS, JR. (“Consultant”) and EAGLE BROADBAND, INC., a Texas corporation (“Eagle Broadband”).

RECITALS

A. Eagle Broadband wishes to retain the services of the Consultant on a part-time basis.

B. The Consultant has agreed to render consulting services to Eagle Broadband on the terms and conditions stated herein.

ACCORDINGLY, for good and valuable consideration, the receipt and sufficiency of which are acknowledged, the parties agree as follows:

1.  Engagement and Scope. Eagle Broadband engages Consultant to perform consulting services (the “Services”), and Consultant accepts such engagement, upon the terms and conditions set forth in this Agreement. Consultant shall advise and consult with Eagle Broadband and its directors regarding sales and marketing in general and shall be in charge of directing sales and marketing for Eagle Broadband’s product known as the “SatMAX”.

2.  Term of Agreement. There is no stipulated term of this Agreement; rather this Agreement may be terminated by either party upon ninety (90) days’ prior written notice.

3.  Compensation. For all services rendered under this Agreement, Eagle Broadband shall pay Consultant a quarterly payment of $14,500, payable in arrears on the tenth business day of the month following the end of each quarter or as otherwise agreed between the President of Eagle Broadband and the Consultant. Such quarterly payment shall be made in the common stock of Eagle Broadband (which Eagle Broadband shall use reasonable commercial efforts to have registered for sale when issued) until such time, on no less than thirty days’ written notice, either the Consultant or Eagle Broadband elect to receive or make such payment in cash. Consultant acknowledges and agrees that Eagle Broadband will make no federal, state, or local tax or unemployment insurance or social security withholdings or deductions from payments made to Consultant hereunder. Consultant shall report and pay any contributions for taxes, unemployment insurance, social security and other benefits for himself (collectively, “Taxes”). Consultant shall indemnify, defend and hold Eagle Broadband and its directors, officers, members, managers, affiliates, agents, employees, successors and assigns (collectively, the “Eagle Broadband Indemnified Parties”) harmless from and against any and all liabilities, obligations, claims, penalties, fines or losses, including attorneys’ fees and costs, resulting from or in any way related to Consultant’s failure to report or pay any Taxes.

4.  Expenses. In addition to the compensation provided above, Eagle Broadband shall reimburse Consultant for all reasonable and necessary direct out-of-pocket expenses incurred by Consultant while performing consulting services for Eagle Broadband, including travel expenses, meals and other out of pocket expenses, all in accordance with Eagle Broadband’s standard company policy.

5.  Authority of Consultant. Consultant shall have the same authority that a Vice President of the Company would have within the scope of his assigned duties and may commit Eagle Broadband for expenditures up to $1,000 per item without the prior approval of the President.

6.  Termination for Cause. Either party may terminate this Agreement upon a material default hereof by the other party in the performance of any obligation to be performed by it under this Agreement upon not less than ten (10) days’ advance notice given by the non-defaulting party, with such notice giving a reasonably sufficient description of the default, and failure of the defaulting party to cure the default within such ten-day period.

7.  Confidentiality of Information. Because the work for which Consultant is retained will include knowledge and information of a personal or confidential nature to, or which is a trade secret of, Eagle Broadband, the Principals, and their affiliates, Consultant possesses and shall hereafter receive such knowledge and information in confidence and shall not, except as required in the conduct of Eagle Broadband’s business or as authorized in writing by Eagle Broadband, publish, disclose, or make any use of any such information or knowledge, or authorize anyone else to do so, unless and until such information or knowledge shall have ceased to be secret or confidential as evidenced by general public knowledge.

8.  Return of Eagle Broadband Proprietary or Confidential Information. All documents, written information, notebooks, records and any other information relating to Eagle Broadband or its affiliates, and all tangible work product created by Consultant pursuant to this Agreement, shall be the property of Eagle Broadband and shall be delivered by Consultant to Eagle Broadband on termination of this Agreement.

9.  Assignment; Binding Effect; Amendment. This Agreement and the rights of the parties under it may not be assigned and shall be binding upon and shall inure to the benefit of the parties. This Agreement constitutes a valid and binding agreement of the parties enforceable in accordance with its terms and may be modified or amended only by a written instrument executed by each party.

10.  Entire Agreement. This Agreement is the final, complete and exclusive statement of the agreement between the parties with relation to the subject matter of this Agreement, it being understood that there are no oral representations, understandings or agreements covering the same subject matter as this Agreement. This Agreement supersedes, and cannot be varied, contradicted or supplemented by evidence of, any prior or contemporaneous discussions, correspondence, or oral or written agreements of any kind.

11.  Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original and all of which together shall constitute but one and the same instrument.

12.  Notices. All notices or other communications required or permitted under this Agreement shall be in writing and may be given by depositing the same in United States mail, addressed to the party to be notified, postage prepaid and registered or certified with return receipt requested, by nationally recognized overnight courier, or by delivering the same in person to such party, addressed as follows:

(a)	If to Consultant, addressed to:

LORNE PERSONS, JR.

1119 Mulberry Drive

Altoona, WI 54720

(b)	If to Eagle Broadband, addressed to:

EAGLE BROADBAND, INC.
101 Courageous Drive

League City, TX 77573

Attn: David Micek, President

Notice shall be deemed given and effective the day personally delivered, the day after being sent by overnight courier, subject to signature verification, and three business days after the deposit in the U.S. mail of a writing addressed as above and sent first class mail, registered or certified, return receipt requested, or when actually received, if earlier. Any party may change the address for notice by notifying the other party of such change in accordance with this Section.

13.  Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of the State of Texas, without giving effect to any choice or conflict of law provision or rule (whether of the State of Texas or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Texas.

14.  Survival of Obligations. No termination of this Agreement or of Consultant’s work hereunder, for whatever reason, shall relieve Consultant of or release Consultant from the obligations set forth in Sections 7 and 8 of this Agreement, which shall survive such termination.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first written above.

CONSULTANT:

/s/ Lorne Persons, Jr.
LORNE PERSONS, JR.

EAGLE BROADBAND:

EAGLE BROADBAND, INC.

By: /s/ David Micek
David Micek, President and CEO